EXHIBIT 4.4

Settlement Agreement Procon

SETTLEMENT AGREEMENT

THIS AGREEMENT dated as of April 30, 2004,

AMONG:

CDG INVESTMENTS INC. (formerly Golden Rule Resources Ltd.), an Alberta corporation having an address at Suite 500 – 926 – 5th Avenue, Calgary, Alberta, T2P 0N7

("CDG")

AND:

WADDY LAKE RESOURCES INC., a Federal corporation having an address at Suite 500 – 926 – 5th Avenue, Calgary, Alberta, T2P 0N7

("Waddy Lake")

AND:

PROCON MINING AND TUNNELLING LTD., an Alberta corporation having an address at 2202 – 8TH Street, Nisku, Alberta, T9E 7Y9

("Procon")

WHEREAS:

A. Procon has commenced an action against CDG, Waddy Lake and certain of their directors and officers in the Supreme Court of British Columbia, Vancouver Registry, under Action No. S006625 (the "Procon Claim");

B. CDG and the directors and officers named in the Procon Claim have counter-claimed against Procon and certain of its directors and officers in the Supreme Court of British Columbia, Vancouver Registry, under Action No. S006625 (the "CDG Claim");

C. CDG is the registered and beneficial owner of all of the issued and outstanding common shares of Waddy Lake; and

D. The parties have agreed to settle their respective claims and differences with respect to the Procon Claim on the terms and conditions set forth in this Settlement Agreement.

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.0 **INTERPRETATION**

1.1 Definitions

In this Settlement Agreement, the following terms shall have the meaning set out below unless the context requires otherwise:

(a) "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Vancouver;

(b) "Closing Date" means April 30, 2004, or such earlier or later date as may be agreed upon by the Parties to complete the transactions contemplated by this Settlement Agreement;

(c) "Environmental Law" means any applicable federal, provincial, municipal or local laws, regulations, orders, policies or guidelines, permits, licenses, certificates or approvals, domestic or foreign, of any governmental entities relating to environmental, health or safety matters;

(d) "New Preferred Shares" has the meaning ascribed to it in Section 2.3;

(e) "New Non-Voting Common Shares" has the meaning ascribed to it in Section 2.4;

(f) "Party" means a party to this Settlement Agreement and any reference to a Party includes its successors, permitted assigns; and "Parties" means every Party; and

(g) "Procon Contracts" means the project contracts to be procured by Procon and performed by Waddy Lake as directed by Procon from time to time in its sole discretion following the Closing Date, the profits from which contracts, if any, will be used in the manner contemplated by Section 3.2.

1.2 Currency

All references to amounts of money mean lawful currency (dollars) of Canada.

2.0 **TRANSFER OF WADDY LAKE**

2.1 CDG agrees to sell, transfer and assign to Procon 7,599,445 common shares of Waddy Lake, representing 49% of the issued and outstanding common shares of Waddy Lake.

2.2 CDG agrees to grant to Procon the option to acquire 155,091 common shares of Waddy Lake, representing approximately 1% of the issued and outstanding common shares of Waddy Lake at a price of $0.0001 per share, such option to be exercised immediately prior to any event which, in the sole discretion of Procon, acting reasonably, would constitute an acquisition of control of Waddy Lake for the purposes of subsection 111(4) of the *Income Tax Act* (Canada).

2.3 CDG will cause Waddy Lake to amend its articles to create a new class of preferred shares, with rights, privileges, restrictions and conditions satisfactory to Procon (the "New Preferred Shares").

2.4 CDG will cause Waddy Lake to amend its articles to create a new class of non-voting common shares, with such rights, privileges, restrictions and conditions satisfactory to Procon (the "New Non-Voting Common Shares").

2.5 Waddy Lake will issue New Preferred Shares and New Non-Voting Common Shares to Procon from time to time in partial satisfaction of the assignment to Waddy Lake by Procon of the Procon Contracts.

2.6 Waddy Lake will change its name to Blackcomb Mining Ltd.

2.7 The board of directors of Waddy Lake will be changed to comprise the following persons: Gregory Smith, Robert Ingram, Nick DeMare, Edward Yurkowski and James Dales.

2.8 Procon, CDG and Waddy Lake agree to enter into a unanimous shareholders' agreement with terms mutually acceptable to Procon and CDG.

2.9 Procon, CDG and Waddy Lake will implement any and all transactions which are reasonably required by Procon, its lenders or any third party to integrate Waddy Lake into the Procon group of companies.

3.0 FUTURE PROCON PROJECTS

3.1 Procon agrees to procure and assign to Waddy Lake the Procon Contracts from time to time.

3.2 Any profits of Waddy Lake arising from the Procon Contracts will be distributed as follows:

(a) to CDG, in partial satisfaction of the indebtedness of Waddy Lake to CDG, the following amounts on the following dates

(i) $200,000 on the Closing Date;

(ii) $200,000 on June 30, 2005;

(iii) $200,000 on June 30, 2006; and

(iv) $200,000 on June 29, 2007; and

(b) to Procon by way of loans or dividends payable on the New Preferred Shares, provided that the amount of such loans to Procon or dividends to be paid on the New Preferred Shares will not render Waddy Lake insolvent or unable to meet its payment obligations to CDG in subparagraph (a) above;

(c) to Procon for the redemption of the New Preferred Shares; and

(d) as to any residual profits, for the benefit of the New Non-Voting Common Shares and the common shares of Waddy Lake.

4.0 REPRESENTATIONS

Waddy Lake and CDG jointly and severally represent and warrant to Procon that:

(a) Waddy Lake is a corporation duly incorporated, organized and existing under the laws of Canada, is not a reporting company, and is a valid and subsisting company in good standing;

(b) Waddy Lake has an authorized capital of an unlimited number of common shares without par value, of which 15,509,071 common shares are issued and outstanding;

(c) CDG is the legal and beneficial owner of all of the issued and outstanding common shares of Waddy Lake, free and clear of all liens and adverse claims, including limitations affecting CDG's ability to vote or to transfer such common shares to Procon;

(d) Each of the common shares of Waddy Lake are validly issued and outstanding as fully paid and non-assessable in the capital of Waddy Lake and have been issued in compliance with all applicable laws;

(e) No person, other than Procon has any right, present or future, contingent or absolute (whether by law, pre-emptive or contract), to purchase any common shares of Waddy Lake or to require Waddy Lake to issue any share in its capital and, in particular, there are no outstanding securities of Waddy Lake which are convertible into shares in the capital of Waddy Lake and there are no outstanding options on or rights to subscribe for any of the unissued shares in the capital of Waddy Lake; and

(f) There are no outstanding obligations of Waddy Lake to repurchase, redeem or otherwise acquire any of its outstanding shares in the capital of Waddy Lake.

5.0 **INDEMNIFICATION**

CDG hereby agrees to indemnify and hold Procon harmless from and against any and all loss, damage, claim, legal proceeding, deficiency or expense, including all out-of-pocket expenses and all reasonable legal fees, relating to, arising from or in connection with the following matters:

(a) any assessment or re-assessment by a taxing authority of any tax return of Waddy Lake relating to a period ending up to and including the Closing Date;

(b) any liability of Waddy Lake pursuant to any Environmental Laws; and

(c) any and all other liabilities of Waddy Lake of any nature or kind whatsoever relating to any period prior to the Closing Date,

provided, however, any assessment or re-assessment which is based upon, or relies on, or is the result of the procedures and steps being undertaken in the manner described in this Settlement Agreement, shall be specifically EXCLUDED from the indemnification of CDG.

6.0 **RIGHT OF FIRST REFUSAL TO PURCHASE WADDY LAKE SHARES**

CDG grants Procon a right of first refusal to acquire any common shares of Waddy Lake held by CDG or any of its affiliates (as defined in the *Securities Act* (British Columbia)) for fair market value consideration, as agreed between CDG and Procon.

7.0 **CONSENT DISMISSAL ORDER AND MUTUAL RELEASES**

7.1 Consent Dismissal Order

Each of CDG, Waddy Lake and Procon covenant and agree to instruct their respective solicitors to execute and file in the Supreme Court of British Columbia a Consent Dismissal Order in the form attached hereto as Schedule "A". Further, CDG and Waddy Lake covenant and agree to procure the agreement of the remaining Defendants to the Procon Claim to instruct their counsel to execute and file in the Supreme Court of British Columbia a Consent Dismissal Order in the form attached hereto as Schedule "A".

7.2 Releases

Procon covenants and agrees to execute and deliver to CDG a Release in the form attached hereto as Schedule "B". Further, Procon covenants and agrees to have Edward A. Yurkowski, James A. Dales and Michel Cauchon execute and deliver to CDG and Waddy Lake a Release in the form attached hereto as Schedule "B".

CDG and Waddy Lake covenant and agree to execute and deliver to Procon a Release in the form attached hereto as Schedule "C". Further, CDG and Waddy Lake covenant and agree to have G. Larry Lahusen, Robert J. Lemmon, G.A. James Devonshire, Barbara M. O'Neill and Robert Ingram, execute and deliver to Procon a Release in the form attached hereto as Schedule "C" and shall use reasonable commercial efforts to have Glen H. Harper, Donald Busby and Peter Cole execute and deliver to Procon a Release in the form attached hereto as Schedule "C".

8.0 **GENERAL**

8.1 Expenses

Each Party shall be responsible for its own legal and other expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Settlement Agreement and the transactions contemplated by this Settlement Agreement.

8.2 Time of Essence

Time shall be of the essence of this Settlement Agreement.

8.3 Severability

Any provision of this Settlement Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Settlement Agreement, all without affecting the remaining provisions of this Settlement Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.4 Further Assurances

Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Settlement Agreement that the other Party may reasonably require for the purposes of giving effect to this Settlement Agreement.

8.5 Governing Law

This Settlement Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

8.6 Assignment

(a) This Settlement Agreement may not be assigned by any Party without the prior written consent of the other Parties.

(b) Notwithstanding Subsection (a) above, Procon may assign this Settlement Agreement to an affiliate of Procon without the prior written consent of CDG and Waddy Lake.

8.7 Notices

All notices, requests, demands or directions to any party to this Agreement by another party hereto shall be in writing and delivered or sent by registered mail, postage prepaid, or facsimile addressed as follows:

(a) to CDG:

Suite 500 – 926 – 5th Avenue
Calgary, Alberta T2P 0N7

Attention: James Devonshire

with a copy to:

Nicholl & Akers
10187 – 104th Street NW
Edmonton, Alberta T5J 0Z9

Attention: George Akers
Facsimile: (780) 425-1665

(b) to Procon:

2202 – 8th Street
Nisku, Alberta
T9E 7Y9

Attention: Edward Yurkowski
Facsimile: (780) 955-2411

with a copy to:

Fraser Milner Casgrain LLP
Barristers and Solicitors
1500 – 1040 West Georgia Street
Vancouver, B.C.
V6E 4H8

Attention: Bruce McKay
Facsimile: (604) 683-5214

(c) to Waddy Lake:

Suite 1305, 1090 West Georgia Street
Vancouver, B.C.
V6E 3V7

Attention: Nick deMare, CA
Facsimile: 604-683-1585

or to such other address as may be specified by one party to the other(s) in a notice given in the manner herein provided. Any notice, request, demand or direction given in such manner shall be deemed to have been received by the party to whom it is given:

(c) on the fifth business day following the mailing thereof in British Columbia, if sent by registered mail;

(d) on the day of delivery, if delivered; or

(e) on the business day following the transmittal thereof, if sent by facsimile.

8.8 Counterparts

This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that either Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Settlement Agreement which was so faxed.

IN WITNESS WHEREOF the Parties have executed this Settlement Agreement.

CDG INVESTMENTS INC.

Per: ______________________
Authorized Signatory

WADDY LAKE RESOURCES INC.

Per: ______________________
Authorized Signatory

PROCON MINING AND TUNNELLING LTD.

Per: ______________________
Authorized Signatory